Exhibit (11) under N-1A
                                                Exhibit 23 under 601/Reg SK


INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees and Shareholders of THE VIRTUS FUNDS

We consent to the incorporation by reference in Post-Effective Amendment No. 15 to Registration Statement (No. 33-36451) of The Virtus Funds (comprising the following portfolios: The U.S. Government Securities Fund, The Style Manager Fund, The Style Manger: Large Cap Fund, The Virginia Municipal Bond Fund, The Maryland Municipal Bond Fund and The Tax-Free Money Market Fund) of our report dated November 8, 1996, appearing in the Combined Annual Report of The Virtus Funds for the year ended September 30, 1996 and to the reference to us under the heading `Financial Highlights'' in such Prospectus, which is a part of such Registration Statement.



By: DELOITTE & TOUCHE LLP
       Deloitte & Touche LLP

Pittsburgh, Pennsylvania
January 20, 1997